UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PartnerRe Ltd.
(Name of Registrant as Specified In Its Charter)

EXOR S.p.A. John Elkann Enrico Vellano Mario Bonaccorso Fabiola Portoso
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 23, 2015, EXOR S.p.A. (“EXOR”) issued the following press release:

Turin, June 23, 2015

PRESS RELEASE

EXOR’s Offer for PartnerRe Is Superior by All Significant Measures

AXIS Transaction Both High Risk and Inferior in Value

PartnerRe Board is Engaged in Irresponsible Campaign to Mislead its Own Shareholders

EXOR S.p.A. (“EXOR”; EXO.IM), one of Europe’s leading listed investment companies and the largest shareholder of PartnerRe Ltd. (“PartnerRe”; NYSE:PRE), is entering the second week of meetings with PartnerRe analysts and investors to ensure the maximum clarity regarding its offer for PartnerRe shareholders. EXOR has received a positive response for its offer and for the presentation of the merits, certainty and superiority of its $137.50 per share, all-cash binding offer.

In the face of the compelling facts presented by EXOR, after having already disseminated false statements on the EXOR transaction not endorsed by Standard & Poor’s (“S&P”), PartnerRe continues its irresponsible campaign of intentionally and inappropriately misleading its shareholders.

THE FACTS about EXOR’s offer speak for themselves:

•	A better price for PartnerRe common shareholders - $137.50 in cash is both a premium to the predominately stock offer from AXIS and provides certain value even if PartnerRe suffers significant losses.

•
A better deal for PartnerRe preferred shareholders - no change to PartnerRe’s debt level (compared to a more than doubling under the AXIS transaction), a more conservatively managed, stronger and better capitalised company, and comfort that the BBB preferred rating won’t be affected by the EXOR transaction (as per S&P’s clarifications reported in the EXOR press release issued on June 16, 2015).

•
No execution risk – EXOR’s offer is binding, fully financed and requires no due diligence. EXOR ranked #24 in the Fortune Global 500 in 2014, and has over a century of experience in investing in, undertaking and completing complex transactions. EXOR’s investment grade rating has been affirmed by S&P after the submission of its offer for PartnerRe. Unlike AXIS, EXOR does not have a walkaway right if material losses lead to a ratings downgrade of PartnerRe.

•
No regulatory risk – The EXOR agreement contains the exact same regulatory covenant as in the AXIS agreement. In addition, EXOR believes its ownership will be positively viewed by regulators and rating agencies because PartnerRe will have continuity of business, strategy, management, employees and brand as well as a more conservative capital structure as compared to both historical PartnerRe and pro-forma PartnerRe-AXIS. EXOR is also a seasoned owner of regulated financial services businesses around the world, including major insurers.

•
Clear commitment and path to closing - EXOR has backed its offer by investing more than $600 million in PartnerRe – the maximum allowable under PartnerRe’s corporate charter. As PartnerRe’s largest shareholder, EXOR is therefore more incentivized than any other stakeholder to complete the transaction with PartnerRe this year.

•
No integration risk – With EXOR, PartnerRe won’t suffer the disruption of a complex integration, on a scale neither PartnerRe nor AXIS has attempted before. In addition to widespread job losses, the merger with AXIS would have a significant impact on the combined company’s employees and culture and pose a very real risk for clients who may choose to take their business elsewhere.

•
A better, stronger future for PartnerRe - with the EXOR offer, PartnerRe will remain a standalone reinsurer while also being part of a larger, stronger group with a confirmed investment grade rating, substantial cash resources, and a net asset value of $15 billion. In addition, EXOR’s conservative financial management will create the conditions for a better capitalized PartnerRe and an improved rating for the Preferred Shares.

The more the PartnerRe board misleads its shareholders on the merits of the EXOR offer the clearer it is that the inferior AXIS transaction is short on substance and long on execution and integration risks for its shareholders, employees and clients.

PartnerRe shareholders seeking clarity on the EXOR offer can contact EXOR’s proxy solicitor, Okapi Partners LLC, at info@okapipartners.com or toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720). Information about EXOR’s offer and access to proxy materials are also available at www.exor-partnerre.com.

EXOR is soliciting common and preferred shareholders to vote AGAINST the proposed AXIS transaction at the upcoming Special General Meeting of PartnerRe shareholders to be held on July 24, 2015. This will enable PartnerRe to accept EXOR’s superior offer for the Company.

EXOR therefore continues to urge PartnerRe shareholders to vote the GOLD proxy card AGAINST all three proposals related to the AXIS transaction and asks shareholders not to sign or return any WHITE proxy cards they receive from PartnerRe.  Shareholders who have already returned a WHITE proxy card, can change their vote by simply returning the GOLD proxy card.

ABOUT EXOR

EXOR is one of Europe’s leading investment companies and is controlled by the Agnelli family. It is listed on the Milan Stock Exchange and has a market capitalization of approximately $12 billion and a net asset value of approximately $15 billion. For over a century EXOR has made successful investments, including more recently the acquisition of Chrysler by Fiat, creating the world’s seventh largest car producer (“FCA”) with a $20 billion market capitalization.

EXOR focuses on long-term investments in profitable global companies, primarily in Europe and the United States, that benefit from its strong permanent capital base. In addition to FCA, its principal investments include CNH Industrial, the fourth largest global capital goods company (with a $12 billion market capitalization), and Cushman & Wakefield, the world’s largest private commercial real estate services company.

FOR FURTHER INFORMATION

Investors:
EXOR Investor Relations
Fabiola Portoso
+39 011 509 0345
ir@exor.com

Okapi Partners LLC is assisting EXOR with its efforts to solicit proxies. PartnerRe shareholders who have questions about voting their shares should call Okapi Partners LLC toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720).

Okapi Partners
Bruce H. Goldfarb / Pat McHugh / Jon Einsidler / Lydia Mulyk
info@okapipartners.com

Media:
EXOR Media Relations
Andrea Griva
+39 011 509 0318
media@exor.com

StockWell Communications
Philip Gawith / Richard Holloway / Laura Gilbert
+44 20 7240 2486
exor@stockwellgroup.com

Abernathy MacGregor
Tom Johnson / Mike Pascale / Allyson Vento
+1 212 371-5999
exor@ABMAC.com

Community
Auro Palomba / Marco Rubino
+39 02 8940 4231
milano@communitygroup.it

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speak only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. EXOR has filed a proxy statement (the “Proxy Statement”) with the SEC in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with the SEC, Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.